CONFIDENTIAL LETTER OF INTENT

November 5, 2019

Accountable Healthcare America Inc.
2455 East Sunrise Blvd. Suite 1204

Fort Lauderdale, Florida FL, 33304

Attention: Fred Sternberg, Chief Executive Officer

Dear Mr. Sternberg:

This Confidential Letter of Intent (“LOI”) sets forth the principal business points for the proposed transactions described herein (the “Transactions”) between Clinigence Holdings, Inc., a Delaware corporation (“Clinigence”), on one hand, and Accountable Healthcare America Inc., a Delaware corporation (“AHA”), on the other hand, under which Clinigence and AHA will combine and expand their respective businesses.

1.	Transactions.

a.	Merger. Clinigence shall issue newly-issued shares of capital stock, on a fully-diluted pro rata basis, to the equity holders of AHA in exchange for 100% of the outstanding equity securities of AHA by means of a reverse triangular merger in which a newly formed wholly owned subsidiary of Clinigence shall merge with and into AHA, with AHA continuing as the surviving corporation (the “Merger”). If the closing of the Merger occurs (the “Closing”), the former AHA equityholders shall own 80% of Clinigence’s issued and outstanding capital stock and the former Clinigence equityholders shall own 20% of Clinigence’s issued and outstanding capital stock, in each case on a fully-diluted, as converted basis as of immediately prior to the Closing (including options, warrants and other rights to acquire equity securities of Clinigence). To the extent necessary, Clinigence shall increase the authorized number of shares and shall authorize a new series or class of shares to complete the issuance of shares set forth in the first sentence of this Section 1(a). In connection with the Merger, all outstanding indebtedness of Clinigence shall be: (i) paid or discharged in full immediately prior to Closing, (ii) remain outstanding following the Closing, (iii) worked out with payment plans prior to Closing, and/or (iv) converted to common stock of Clinigence prior to Closing, in each case, as mutually agreed to per the Definitive Agreements (defined below)

b.	Change of Name and Ticker Symbol. Following the Closing, Clinigence will change its name to a new name that is mutually acceptable to Clinigence and AHA and apply to the Financial Industry Regulatory Authority (“FINRA”) to change its ticker symbol.

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2.	Corporate Governance.

a.	Board. Following the Closing, the board of directors of Clinigence shall consist of nine individuals, five of whom shall be appointed by AHA and four of whom shall be appointed by Clinigence and a majority of whom shall be independent.

Each new director shall enter into mutually agreeable director and indemnification agreements with Clinigence, and Clinigence shall obtain and maintain D&O insurance acceptable to the directors.

b.	Officers. Following the Closing, the following individuals shall hold the following officer positions of Clinigence:

CEO:	Fred Sternberg/Warren Hosseinion
Executive Chairman:	Fred Sternberg/Warren Hosseinion
Co-President:	Jacob Margolin
Co-President:	Andrew Barnett
COO:	Elisa Luqman
CMO:	Hymin Zucker
CMIO:	Lawrence Schimmel
Chief Financial Officer:	Mike Bowen
VP Finance/Controller:	Eddie Fernandez

3.	Definitive Agreements. Clinigence counsel shall prepare a draft merger agreement (such merger agreement and any other definitive agreements, the “Definitive Agreements”) containing representations, warranties, closing conditions customary for transactions similar to the proposed Transactions. The Definitive Agreements will also include a break-up fee in an amount to be agreed if Clinigence or AHA were to accept a superior offer and terminate the Definitive Agreements. The Closing shall occur as soon as reasonably practical. The AHA control persons reasonably requested by Clinigence shall irrevocably agree to vote for the Merger and not tender shares to an alternative proposal as long as the Definitive Agreements remain in effect. Such AHA control persons shall also provide representations and warranties relating to their equity ownership of AHA and those representations and warranties set forth in the below Section 4 with respect to AHA.

4.	Representations and Warranties. The Definitive Agreements shall contain customary representations and warranties by the parties, including but not limited to: (a) organization, qualification and corporate power, (b) non-contravention, (c) capitalization (including that all equity issuances by Clinigence or AHA, as applicable, and equity rights granted by Clinigence or AHA, as applicable, have been duly authorized by Clinigence or AHA, as applicable), (d) broker’s fees, (e) title to assets, (f) subsidiaries, (g) financial statements, (h) undisclosed liabilities, (i) legal compliance, (j) real property, (k) tangible assets, (l) employees and employee benefits, (o) guaranties, (p) certain business practices, (q) parachute payments, (r) environmental, health and safety, (s) tax matters, (t) intellectual property, (u) notes and accounts receivable, (v) litigation, (w) affiliate transactions, (x) required consents, and (y) ownership of shares.

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5.	Conditions to Closing. The Definitive Agreements shall contain customary closing conditions, including but not limited to:

a.	Accuracy and completeness of representations and warranties at signing and Closing in all material respects (or, if qualified by materiality or material adverse effect, in all respects).

b.	Performance of covenants.

c.	Absence of action challenging or prohibiting the transaction.

d.	No material adverse effect will have occurred.

e.	All material third-party consents, permits, licenses and other approvals identified in due diligence will have been obtained.

f.	Requisite corporate approval of Clinigence and AHA of all transaction documents.

g.	The parties will have prepared a draft 8-K in a form reasonably satisfactory to Clinigence, to be filed immediately following Closing.

h.	Clinigence will have obtained all required FINRA approvals related to the Transactions.

i.	Clinigence will have obtained a satisfactory fairness opinion.

j.	Subject to any listing requirements of Nasdaq or NYSE American requiring additional years of audited financial statements, AHA will have completed two (2) years of audited financial statements.

k.	The holders of that percentage of outstanding shares of AHA as mutually agreed by the parties will have entered into lock up agreements in form and substance satisfactory to Clinigence and AHA.

6.	Post-Closing Covenants. The Definitive Agreements will provide that Clinigence will use its commercially reasonable efforts to (i) cause its shares to become listed on Nasdaq or NYSE American at or as soon as practicable following Closing and take all steps commercially practicable for that purpose, and (ii) register the shares of Clinigence stock held by stockholders immediately following Closing as soon as practicable following Closing.

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7.	No-Shop. For 90 days after the date that this LOI becomes effective (the “No-Shop Period”), neither AHA, Clinigence nor any of their respective officers, directors, representatives, advisors, investment bankers, agents or affiliates shall, directly or indirectly, (a) solicit, negotiate, initiate or encourage submission of any proposal to enter into an Alternative Transaction (as defined below), (b) enter into any agreement with respect to an Alternative Transaction, (c) participate in any discussions or negotiations that may reasonably be expected to lead to an Alternative Transaction, or (d) furnish any information to any person to facilitate the making of an Alternative Transaction, or permit any person under its control to do any of the foregoing. An “Alternative Transaction” shall mean a transaction in which (i) a person or group acquires, directly or indirectly, securities representing 30% or more of the voting power of the outstanding securities of AHA or Clinigence, as applicable, or properties or assets constituting 30% or more of the consolidated assets of AHA and its subsidiaries or Clinigence and its subsidiaries, as applicable, or (ii) (A) AHA or Clinigence, as applicable, issues securities representing 30% or more of its total voting power, including in the case of (i) and (ii) by way of merger or other business combination with AHA or any of its subsidiaries or Clinigence or any of its subsidiaries, as applicable, or (B) AHA or Clinigence, as applicable, engages in a merger or other business combination such that the holders of voting securities of AHA or Clinigence, respectively, immediately prior to the transaction do not own more than 50% of the voting power of securities of the resulting entity. During the No-Shop Period, AHA and Clinigence shall each continue to operate its business in good faith and in the ordinary course of business consistent with past practice, and AHA and Clinigence shall provide the other party with written notice within 24 hours of receipt by AHA or any of its representatives or by Clinigence or any of its representatives, as applicable, of any offer, inquiry or request for information relating to any potential proposal to acquire the assets or equity of AHA or Clinigence, as applicable.

8.	Termination Fee. In the event that either Clinigence or AHA terminates this LOI prior to the Expiration Date (as defined below) for any reason other than Cause or a Subsequently Discovered Adverse Condition (as such terms are defined below), such terminating party shall promptly (and in any event within two business days) following such termination pay $100,000 (the “Termination Fee”) to the non-terminating party. “Cause” shall mean (i) a material breach by the non-terminating party of the terms of the LOI that, if curable, has not been cured within 10 days after the non-terminating party has received notice from the terminating party of such breach, or (ii) fraud, gross negligence or willful misconduct by the non-terminating party. The parties hereto acknowledge that (i) the agreements contained in this Section 7 are an integral part of the transactions contemplated by this LOI, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the non-terminating party in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating the Transaction and in reliance on this LOI and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this LOI.

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9.	Confidentiality. The parties agree that this LOI and its provisions are subject to that certain Master Mutual Non-Disclosure Agreement, dated August 9, 2019, by and between AHA and Clinigence (the “NDA”).

10.	Expenses. Clinigence and AHA shall each bear their own respective transaction expenses, including fees and expenses of legal counsel, investment bankers and other advisors, incurred in connection with the proposed Transactions.

11.	Expiration. This LOI, once executed by the parties, will expire at the close of business at 5:00 pm EDT on January 31, 2020 (the “Expiration Date”), unless mutually terminated by AHA and Clinigence or if it is terminated by a party (i) for Cause as defined herein or (ii) upon the discovery by the terminating party during pre-Merger diligence of information regarding the non-terminating party that would reasonably have a material adverse effect on the Transactions and that the terminating party did not have knowledge of as of the date of this LOI (a “Subsequently Discovered Adverse Condition”).

12.	Entire Agreement. This LOI, together with the NDA, and any documents, instruments and certificates explicitly referred to herein and therein, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein.

13.	Governing Law and Jurisdiction. This LOI is to be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to any choice of law rule that shall cause the application of the laws of any jurisdiction other than the laws of the State of Delaware to the rights and duties of the parties.

14.	Binding Effect. This LOI constitutes a binding agreement between Clinigence and AHA solely with respect to Section 7 (No-Shop), Section 8 (Termination Fee), Section 9 (Confidentiality), Section 10 (Expenses), Section 11 (Expiration), Section 12 (Entire Agreement), Section 13 (Governing Law and Jurisdiction) and this Section 14 (No Binding Effect); but otherwise does not constitute a binding agreement or offer by any party hereto or any of its affiliates to consummate the Transactions, or enter into any Definitive Agreement. No contract, agreement, obligation, commitment or liability with respect to the proposed Transactions or any other transaction shall exist or be deemed to exist by virtue of this LOI, any other written or oral expression with respect to the proposed Transactions or otherwise, unless and until the parties have completed negotiations and obtained corporate approvals for, and have executed and delivered, the Definitive Agreements. For the purposes of this LOI, the term “Definitive Agreements” shall not include any written or oral acceptance of any offer or bid, any term sheet or any letter of intent or other written expression of AHA’s or Clinigence’s intentions to negotiate or enter into a definitive merger agreement.

(Signatures on the following the page)

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If you are in agreement with the terms set forth above and desire to proceed with the proposed Merger on that basis, please sign this LOI in the space provided below and return a fully executed copy by email to kobi.margolin@clinigence.com.

Sincerely,

CLINIGENCE HOLDINGS, INC.

By: /s/ Jacob Margolin	Date: 11/6/19
Name: Jacob Margolin
Title: Chief Executive Officer

By: /s/ Warren Hosseinion	Date: 11/5/19
Name: Warren Hosseinion, M.D.
Title: Chairman of the Board of Directors

ACCEPTED AND AGREED:

Accountable Healthcare America Inc.

By: /s/ Fred Sternberg	Date: 11/8/19
Name: Fred Sternberg
Title: Chief Executive Officer

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